Exhibit 99.1
EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Reports Solid Second Quarter 2008 Earnings;
58% Increase in Net Income to $84.9 Million; Diluted EPS of $1.19
•	2Q08 Operating Income $132.8MM, up 74%

•	2Q08 Revenues $197.2 MM, up 44%

•	Quarterly Volume Exceeds 126 Million Futures and OTC Contracts, up 44%

•	Board Authorizes Share Buyback Program of up to $500 Million
ATLANTA, GA (August 4, 2008) — IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of global exchanges and over-the-counter (OTC) markets, reported its second strongest quarter ever, with consolidated net income for the second quarter of 2008 of $84.9 million, a 58% increase compared to $53.7 million for the second quarter of 2007. Diluted earnings per share (EPS) in the second quarter were $1.19, an increase of 59% over the prior year’s second quarter of $0.75. The financial results for the second quarter of 2007 include $10.9 million in costs related to ICE’s proposed merger with the Chicago Board of Trade (CBOT), or $7.0 million after tax. Net income and EPS increased 40% when adjusted for the CBOT expenses incurred in 2007.1 Consolidated revenues in the second quarter increased to $197.2 million, a 44% increase over $136.7 million in the second quarter of 2007.
ICE also announced that its Board of Directors has authorized a share buyback program of up to $500 million.
Combined volume for ICE’s futures exchanges increased 18% over the second quarter of 2007 to 58.1 million contracts in the second quarter of 2008, with the ICE Brent Crude and ICE WTI Crude futures contracts establishing new quarterly volume records. Average daily volume (ADV) for ICE Futures EuropeTM was 610,187 contracts during the second quarter. ADV for ICE Futures U.S.TM was 274,420 contracts, and total quarterly volume represented the second highest in history. ADV for ICE Futures CanadaTM was 13,633 contracts. Average daily commissions (ADC) for ICE’s global OTC segment rose 69% to $1.2 million during the second quarter of 2008.

[1]	Please see Annex A of this press release for a reconciliation of non-GAAP measures.

“ICE’s strong second quarter performance demonstrates our team’s continued focus on growth and execution,” said Jeffrey C. Sprecher, ICE Chairman and Chief Executive Officer. “While producing organic growth in our core businesses, we worked toward the implementation of several long-term growth initiatives scheduled to take effect during the third quarter. We have spent the last year preparing for both the transition of our energy clearing to ICE Clear Europe and the commencement of exclusive trading of U.S. Russell index futures at ICE Futures U.S. We also expect to complete our acquisition of Creditex later this quarter and are already collaborating with the Creditex team on innovative initiatives to serve the global credit default swap markets. We continue to invest in new avenues of growth and to evaluate M&A opportunities to expand our position as one of the most global, diversified derivatives markets in the world.”
“The fundamentals of our business remain solid, particularly given the increased need for risk management across futures and OTC markets,” said Scott Hill, ICE Chief Financial Officer. “We’ve continued to grow our business substantially while generating synergies in our U.S. futures business and producing operating margins that reflect our disciplined approach to growth. This consistently strong performance provides us with the balance sheet and cash flows necessary to execute the share repurchase program recently authorized by our Board of Directors, even as we continue to invest for future growth. This program reflects our belief that the current share price does not appropriately reflect the strong underlying fundamentals of our global business. In compliance with SEC rules, we will begin the repurchase of shares after the Creditex acquisition closes.”
Second Quarter 2008 Results
ICE’s second quarter 2008 consolidated revenues increased 44% to $197.2 million compared to $136.7 million in the second quarter of 2007. Consolidated transaction revenues increased 42% to $166.7 million in the second quarter of 2008, from $117.4 million during the same period in 2007. The increase in transaction revenue was driven primarily by new products, strong trading volume in ICE’s futures and global OTC segments, and the entry of new participants in all markets.
Transaction revenues in ICE’s futures segment, comprising ICE Futures Europe, ICE Futures U.S. and ICE Futures Canada, totaled $87.1 million in the second quarter of 2008, an increase of 23% over $70.8 million in the same period in 2007.
In the second quarter of 2008, ICE Futures Europe recorded volume of 39.6 million contracts. ADV for ICE’s European futures business was 610,187 contracts, an increase of 19% compared to the second quarter of 2007. The average rate per contract (RPC) for ICE Futures Europe in the second quarter was $1.21. ICE Futures U.S. and ICE Futures Canada recorded second quarter volume of 17.6 million contracts and 0.9 million contracts, respectively. ADV for ICE Futures U.S. was 274,420 contracts in the second quarter of 2008, a 13% increase compared to the same period in 2007. ADV for ICE Futures Canada was 13,633 contracts during the quarter, an 11% decrease compared to the year-ago period. Second quarter RPC for ICE Futures U.S. agricultural futures and options contracts was $2.21.
Second quarter 2008 transaction revenues in ICE’s global OTC segment increased 71% to $79.6 million, compared to $46.6 million in the same period in 2007. ADC increased 69% to $1.2 million compared to $718,000 in the second quarter of 2007. Average daily commissions reflect daily trading activity in ICE’s OTC markets. Cleared contracts accounted for 90% of OTC contract volume during the second quarter of 2008.

Consolidated market data revenues increased 61% during the second quarter of 2008 to a record $25.5 million compared to $15.8 million in the same period in 2007. Consolidated other revenues increased $1.6 million during the second quarter to $5.0 million, from $3.4 million in the same period of 2007.
Consolidated operating expenses for the second quarter of 2008 were $64.4 million, an increase of 7% compared to $60.1 million in the same period of 2007. Adjusted to exclude the non-recurring $10.9 million in CBOT merger-related transaction expenses incurred during the second quarter of 2007, consolidated operating expenses would have increased 31% compared to the second quarter of 2007. The increase was driven by continued investment in growth initiatives, additional depreciation and amortization expenses, and higher compensation expenses. Spending associated with ICE Clear Europe increased from $0.9 million in the second quarter of 2007 to $3.6 million in the same period of 2008. Depreciation related primarily to technology investments grew by $1.7 million to a total of $7.2 million in the second quarter of 2008. Amortization expenses on acquired intangibles were $3.6 million for the second quarter of 2008 compared to $2.2 million in the same period of 2007. Non-cash compensation for the quarter increased to $9.9 million, compared to $3.9 million in the second quarter of 2007. The increase was primarily due to costs recognized for performance-based restricted stock granted in December 2006 and December 2007, including a cumulative year-to-date performance adjustment of $1.9 million recorded during the second quarter of 2008.
Second quarter 2008 consolidated operating income was $132.8 million, up 74% compared to $76.5 million in operating income in the second quarter of 2007. Operating margin was 67% for the second quarter of 2008, compared to 56% for the same period in 2007 on a GAAP basis, or 64% for the second quarter of 2007 excluding CBOT merger-related expenses.2
The effective tax rate for the second quarter of 2008 was 35.5% compared to 28.6% for the second quarter of 2007. The effective tax rate for the second quarter of 2007 was impacted by ICE’s decision to indefinitely reinvest prior and current undistributed foreign earnings. The impact from this change included a non-recurring benefit to net income of $3.6 million recognized in the second quarter of 2007 related to the reversal of the tax liability on prior period foreign earnings.
First Half 2008 Results
ICE’s first half 2008 consolidated revenues grew to $404.4 million, an increase of 54% compared to the first half of 2007. ICE’s first half futures volumes increased 25% to 121 million contracts, driving consolidated futures transaction revenues growth of 39% over the same period in 2007. ICE’s consolidated global OTC transaction revenues increased 70%, driven by ADC of $1.2 million per day, a 69% increase over 2007. Consolidated market data revenues grew 68% compared to the first half of 2007. Consolidated operating margins improved to 69% in the first half of 2008, and consolidated net income grew 62% to $177.2 million.
Cash flows from operations during the first half of 2008 totaled $191.6 million, compared to $94.8 million in the first six months of 2007. Unrestricted cash, cash equivalents and short-term investments at June 30, 2008 totaled $374.4 million. ICE ended the second quarter with $203.1 million in debt relating to the acquisition of ICE Futures U.S. Capital expenditures during the first half of 2008 were $7.9 million.

[2]	Please see Annex A of this press release for a reconciliation of non-GAAP measures.

Share Buyback Announcement
The ICE Board of Directors has authorized a program to repurchase up to $500 million in ICE common stock over the next 12 months. Any such repurchases will be made in compliance with applicable U.S. laws. ICE intends to adopt a written stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. A Rule 10b5-1 trading plan allows ICE to repurchase shares at times when it ordinarily would not be in the market because of ICE’s trading policies or the possession of material non-public information. ICE expects to fund any share repurchases with a combination of cash on hand, future cash flows and its existing line of credit. The timing and extent of the repurchases will depend upon market conditions. ICE is not obligated to acquire any specific number of shares and may amend, suspend or terminate the repurchase program at any time.
Additional Information
•	ICE Clear EuropeTM is expected to commence operations on September 15, 2008. Updated guidance includes 2008 revenues in the range of $20 million to $25 million. Operating expenses for ICE Clear Europe for the second half of 2008 are expected to be in the range of $6 million to $8 million.

•	ICE had 535 employees at June 30, 2008. ICE expects headcount to increase between 3% and 7% during the second half of 2008, excluding increases relating to any acquisitions.

•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for 2008.

•	ICE forecasts the diluted share count for the third quarter of 2008 to be in the range of 71.1 million to 71.9 million weighted average shares outstanding, and the diluted share count for fiscal year 2008 to be in the range of 71.1 million to 72.1 million weighted average shares outstanding. These projections do not reflect any estimate for shares that may be acquired by ICE under the stock repurchase program. The status and impact of the program will be updated regularly.

•	The Creditex transaction has received regulatory approval by the U.K. Financial Services authority, as well as early termination of the applicable U.S. Hart-Scott-Rodino waiting period, but remains subject to U.S. Financial Industry Regulatory Authority approvals. ICE will provide guidance regarding the integration of Creditex upon the completion of the transaction, which is expected during the third quarter.
Earnings Conference Call Information
ICE will hold a conference call today, August 4, at 8:30 a.m. ET to review its second quarter financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 219-1467 if calling from the United States, or (913) 312-1277 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.
The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 3464796.
Historical futures volume and OTC commission data can be found at: http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of global exchanges and over-the-counter (OTC) markets. ICE offers futures and OTC markets on a single trading platform, including markets for crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities and financial products such as canola, cocoa, coffee, cotton, orange juice, wood pulp, sugar, foreign currency and equity index futures and options. ICE® conducts its energy futures markets, including the leading oil benchmark contracts, through its London-based exchange, ICE Futures EuropeTM. ICE conducts its global agricultural commodity, foreign exchange and equity index futures markets through its U.S. and Canadian exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, and offers clearing services through ICE Clear U.S.TM and ICE Clear CanadaTM. ICE’s state-of-the-art electronic trading platform serves market participants in more than 55 countries. ICE is included in the Russell 1000® Index and the S&P 500 Index. Headquartered in Atlanta, ICE has offices in Calgary, Chicago, Houston, London, New York, Singapore and Winnipeg. For more information, please visit www.theice.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition and consolidation in our industry; changes in domestic and foreign regulations or government policy; technological developments, including clearing developments; our initiative to establish a European clearing house; the accuracy of our cost estimates and expectations; adjustments to exchange fees or commission rates; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures, at least through the end of 2009; our ability to increase the connectivity to our marketplace; our ability to develop new products and services and pursue strategic acquisitions and alliances on a timely, cost-effective basis; maintaining existing market participants and attracting new ones; protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; adverse litigation results; our belief that our electronic trade confirmation service could attract new market participants; our belief in our electronic platform and disaster recovery system technologies and the ability to gain access to comparable products and services if our key technology contracts were terminated; and the risk that acquired businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from mergers or acquisitions may not be fully realized or may take longer to realize than expected. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 13, 2008, and ICE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008,as filed with the SEC on August 4, 2008. This filing is also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,
	2008	2007
Revenues:
Transaction fees, net	$166,664	$117,372
Market data fees	25,493	15,846
Other	5,003	3,436

Total revenues	197,160	136,654

Operating expenses:
Compensation and benefits	30,923	21,717
Professional services	6,928	6,714
CBOT merger-related transaction costs	—	10,944
Selling, general and administrative	15,680	13,002
Depreciation and amortization	10,844	7,748

Total operating expenses	64,375	60,125

Operating income	132,785	76,529

Other income (expense):
Interest and investment income	2,925	2,868
Interest expense	(4,041)	(4,329)
Other income (expense), net	(30)	139

Total other expense, net	(1,146)	(1,322)

Income before income taxes	131,639	75,207
Income tax expense	46,775	21,514

Net income	$84,864	$53,693

Earnings per common share:
Basic	$1.20	$0.78

Diluted	$1.19	$0.75

Weighted average common shares outstanding:
Basic	70,596	69,205

Diluted	71,403	71,228

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED BALANCE SHEET
(IN THOUSANDS)

June 30,
2008
ASSETS
Current assets:
Cash and cash equivalents	$362,858
Restricted cash	23,891
Short-term investments	11,514
Customer accounts receivable, net	78,376
Margin deposits and guaranty funds	781,651
Prepaid expenses and other current assets	20,563

Total current assets	1,278,853

Property and equipment, net	64,376

Other noncurrent assets:
Goodwill	1,054,071
Other intangible assets, net	541,227
Cost method investments	38,778
Long-term investments	6,060
Other noncurrent assets	12,693

Total other noncurrent assets	1,652,829

Total assets	$2,996,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$30,980
Accrued salaries and benefits	12,065
Current portion of long-term debt	40,625
Current portion of licensing agreement	11,549
Income taxes payable	22,093
Margin deposits and guaranty funds	781,651
Other current liabilities	13,532

Total current liabilities	912,495

Noncurrent liabilities:
Noncurrent deferred tax liability, net	107,447
Long-term debt	162,500
Noncurrent portion of licensing agreement	86,681
Unearned government grant	7,864
Other noncurrent liabilities	21,092

Total noncurrent liabilities	385,584

Total liabilities	1,298,079

SHAREHOLDERS’ EQUITY:
Common stock	716
Treasury stock, at cost	(56,008)
Additional paid-in capital	1,115,349
Retained earnings	608,862
Accumulated other comprehensive income	29,060

Total shareholders’ equity	1,697,979

Total liabilities and shareholders’ equity	$2,996,058

ANNEX A
Non-GAAP Financial Measures and Reconciliation
We provide adjusted consolidated net income, adjusted earnings per common share, adjusted consolidated operating expenses and adjusted consolidated operating margin as additional information regarding our operating results. We believe the presentation of these measures is useful for period-to-period comparison of results because the CBOT merger-related transaction costs incurred in the second quarter of 2007 do not reflect historical operating performance. We incurred incremental direct costs of $10.9 million during the six months and three months ended June 30, 2007 related to our proposed merger with CBOT. We did not succeed in our proposed merger with CBOT, and CME Holdings completed its acquisition of CBOT on July 13, 2007. The $10.9 million in merger-related transaction costs include investment banking advisors, legal, accounting, proxy advisor, public relation services and other external costs directly related to the proposed transaction.
The non-GAAP measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We strongly recommend that investors review the GAAP financial measures, including our consolidated statement of income provided above and the reconciliation provided below. Management uses these adjusted measures to evaluate operating performance. When viewed with our GAAP results and the accompanying reconciliation, we believe these measures provide a more complete understanding of factors affecting our business than GAAP measures alone.
The following table reconciles consolidated net income to adjusted consolidated net income, earnings per common share to adjusted earnings per common share, consolidated operating expenses to adjusted consolidated operating expenses and consolidated operating margin to adjusted consolidated operating margin.
UNAUDITED
(IN THOUSANDS)

Three Months
Ended June
30, 2007
Consolidated revenues	$136,654

Consolidated operating expenses	$60,125
Less: CBOT merger-related transaction costs	(10,944)
Adjusted consolidated operating expenses	$49,181

Consolidated net income	$53,693
Add: CBOT merger-related transaction costs	10,944
Less: Effective tax rate benefits of CBOT merger-related transaction costs	(3,906)
Adjusted consolidated net income	$60,731

Consolidated operating income	$76,529
Adjusted consolidated operating income	$87,473
Consolidated operating margin	56.0%
Adjusted consolidated operating margin	64.0%

Earnings per common share:
Basic	$0.78
Diluted	$0.75
Adjusted earnings per common share:
Adjusted basic	$0.88
Adjusted diluted	$0.85
Weighted average common shares outstanding:
Basic	69,205
Diluted	71,228